Exhibit 99.01

Mark A. Crosswhite President and Chief Executive Officer	One Energy Place Pensacola, FL 32520-0100

May 9, 2011

The Honorable Art Graham
Chairman
Florida Public Service Commission
2540 Shumard Oak Boulevard
Tallahassee, Florida  32399-0850

Re:  Test Year Notification Pursuant to Rule 25-6.140, F.A.C.

Dear Chairman Graham:

For many years, Gulf Power Company has provided the people of Northwest Florida with safe and reliable electric service at reasonable prices.  We are thoroughly committed to continuing to serve our customers in this manner.  To do so, we have spent and continue to spend significant amounts of money to build, strengthen, operate and maintain Gulf’s electric system.

Based on our financial projections, adjustments must be made in our current rates in order for us to continue to adequately serve our customers and to maintain the Company’s financial integrity.  Accordingly, it is Gulf’s intent to file a petition to change the Company’s base rates on both an interim and permanent basis.  The purpose of this letter is to comply with the notice requirements of the Florida Public Service Commission set forth in Rule 25-6.140 of the Florida Administrative Code.  Gulf is proposing the projected twelve months ending December 31, 2012, as the test year for the anticipated rate case filing.  In compliance with the Commission’s notification rule, we presently plan to file not sooner than July 8, 2011, which is at least 60 days after the date of this letter, and not later than July 15, 2011.

We come to this decision only after thorough and careful consideration.  Gulf’s last base rate case before the Commission was filed almost ten years ago on September 10, 2001, in Docket No. 010949-EI, with new rates that became effective June 7, 2002.  Since that proceeding, the costs of providing service to our customers have increased at a rate that outpaces the growth in our revenues.  Gulf has made every effort to avoid a price increase for as long as possible, but we must now seek an adjustment to the Company’s base rates and charges in order to continue to fulfill the public service requirements set forth in the statutes and the needs and expectations of our customers.

As part of this notification of the projected test year, Gulf submits the following information:

Hon. Art Graham, Chairman
May 9, 2011

Test Year

The projected twelve-month period ending December 31, 2012, is the appropriate test year to be used in setting Gulf’s rates for the future. The proposed test year is a calendar year that corresponds to the Company’s fiscal year and largely corresponds with the first fiscal period that new, permanent rates could be in effect.  As a result, the 2012 test year will match projected revenues with the projected costs and investment required to provide customers with service during the period following the effective date of the anticipated final order in this case.  The chosen test year will more accurately depict the conditions under which Gulf expects to operate during the first twelve months new rates will be in effect than would a test year based on a historical period.  This is particularly true given the demands of the changing economy as Northwest Florida emerges from the severe economic recession that has impacted Florida and the nation as a whole.  The operating conditions experienced by the Company during the depths of the economic downturn are not indicative of future operating conditions and therefore would not be an appropriate basis on which to set base rates to be applied in the future.  Use of a projected test year that includes information related to rate base, net operating income, and capital structure for the time new rates will be in effect benefits all stakeholders by helping to reduce the impacts of regulatory lag and to minimize the regulatory inefficiencies associated with setting rates in reliance on lagging indicators.

Major Factors Necessitating a Base Rate Increase

During the intervening decade between the test year of Gulf’s last rate case and the test year that will form the basis for this rate case, numerous factors will have increased the cost of providing electric service.  Among these factors are:  the addition of approximately 1,000 miles of new power lines; replacing and repairing the electrical infrastructure necessary to meet the needs of existing customers as well as needs associated with customer growth; the repeated impacts of severe hurricanes;  increased spending to harden the infrastructure to mitigate storm damage and facilitate restoration following storms; and a rise in material costs that has far exceeded the rate of inflation as measured by the Consumer Price Index.  Stated simply, Gulf’s base rate revenues have not kept pace with the increases in investment and operating and maintenance expenses.

By December 2012, Gulf will have invested over $2 billion in plant in service since December 2002 (the middle of the test year in Gulf’s last rate case).  Approximately $1 billion of invested capital is not reflected in our current rates, including $600 million related to investment in transmission and distribution assets and $350 million in production assets necessary to provide reliable service to our customers.

Since Gulf’s last rate case, the North American Electric Reliability Corporation has been given the federal authority to mandate compliance with reliability standards and to impose penalties for non-compliance.  These requirements have further increased the investment necessary in our transmission facilities and the cost to operate and maintain the system.  Additional transmission and distribution costs have been, and will continue

Hon. Art Graham, Chairman
May 9, 2011

to be, incurred in order to comply with the Company’s Storm Hardening Plan, as required by the Commission’s rules implemented following the catastrophic hurricane seasons of 2004 and 2005.  Gulf’s Storm Hardening Plan, which is updated annually and approved by the Commission, includes a number of programs designed to strengthen the transmission and distribution infrastructure against potential storm damage.  These programs include pole inspections, vegetation management, transmission structure and line inspections, post storm data collection and forensic analysis, and more stringent construction standards for certain facilities.  The implementation of these programs has occurred since the Company’s last rate proceeding and therefore these costs were not considered when Gulf’s current base rates were set.

Costs associated with production facilities have also increased.  The first year of operation of Plant Smith Unit 3 corresponded to the test year in Gulf’s last rate case.   The costs associated with this unit, which will be 10 years old during the 2012 test year, have necessarily increased since it was a new unit.  In addition, O&M expenses necessary to reliably operate the other, older units in Gulf’s generating fleet continue to increase.  These investments and increased expenses were not part of Gulf’s last base rate proceeding.

In 2010, Gulf completed construction of a 3.2 MW landfill gas to energy facility at the Perdido landfill in Escambia County, Florida.  The investments associated with this renewable generation, along with the related operating expenses, were not considered when Gulf’s current base rates were last set.

We are including these investments and expenditures in the determination of our 2012 revenue requirements.  At this point, Gulf has not finalized those calculations.  However, we estimate that an increase in annual revenues of approximately $95 million is necessary to continue to provide the electric service our customers require.

Actions and Measures Implemented to Avoid a Base Rate Increase

As noted above, Gulf’s last base rate case presented to the Commission was filed in September 2001.  Since that case was completed, the Company has made substantial efforts to effectively control revenue requirements.  These actions and measures have helped avoid the need for rate relief.

In 2008, Gulf signed two five-year power purchase agreements (PPAs) for a total of 488 MW of peaking capacity, effective from June 2009 through May 2014.  Gulf also entered into a 14-year PPA for 885 MW of intermediate capacity effective November 2009.  These PPAs were approved by the Commission, and enabled the Company to secure cost-effective generating capacity to serve our customers.  With the uncertainties surrounding future environmental regulations and the impact these may have on our generating fleet, these PPAs provide added value to the Company and our customers by deferring decisions on the next generating unit to be built by the Company.  Such deferral is particularly valuable because it allows the Company to consider all cost-effective capacity

Hon. Art Graham, Chairman
May 9, 2011

alternatives, including those with longer lead times and those with the ability to meet emerging environmental requirements.

The Company regularly reviews its O&M budget and planned capital expenditures – at a minimum on an annual basis – in an effort to keep expenses and investment at reasonable and adequate levels.  Actual costs are tracked, monitored and evaluated to ensure expenditures incurred are prudent, reasonable and in the best interest of our customers.  Our employees pursue productivity improvements and cost efficiencies in all aspects of our business.

Gulf’s emphasis on cost control and cost reductions has been especially intense during the last few years as the economy in our area was impacted so severely by the recession.  Our business units examined and re-examined costs in an effort to avoid requesting rate relief during that time period.  While we were able to temporarily stave off a price increase, we cannot continue to limit spending to the levels actually incurred during the recession without adversely affecting the quality of service or ultimately increasing our costs beyond the levels that we currently project.

As evidenced by our good customer satisfaction rankings, Gulf has continued to provide safe, reliable service to our customers throughout the challenging times since our last rate case.  However, the fact remains that growth in base rate revenues has not kept pace with expenses and investment.  Accordingly, an increase in base rates is now necessary.

Other Matters

Pursuant to Rule 25-6.140, this letter must contain a statement indicating that Gulf either is or is not requesting that the Commission process the Company’s petition for rate increase  “.... using the proposed agency action process authorized in Section 366.06(4), Florida Statutes.”  Since Gulf’s annual sales to end-use customers exceeds the 500 gigawatt-hour threshold specified in that statutory section, Gulf is not requesting that the Commission process the Company’s petition for a rate increase using the proposed agency action process.

The Company anticipates a filing date as soon as practicable following the required notification period (i.e., no earlier than July 8, 2011).  If the Company cannot file by July 15, 2011, the Company will notify the Commission in writing prior to that date.  Such letter will include an explanation as to why the Company will not meet the filing date as well as a revised target filing date.

Gulf expects to file for interim rate relief based on the most recent twelve months of actual data available at the time we file our request for permanent rate relief.

Hon. Art Graham, Chairman
May 9, 2011

As I hope is evident from this letter, we are planning to file a request for rate relief only after long and serious deliberation. Gulf has avoided a base rate proceeding for as long as possible.  An increase in base rate revenues is now necessary to maintain a reliable electric system and to preserve our financial integrity, which is in the long-term best interest of our customers.

Respectfully submitted,

GULF POWER COMPANY

By: /s/Mark A. Crosswhite
      Mark A. Crosswhite, President and CEO

cc:           Florida Public Service Commission

Hon. Lisa Polak Edgar, Commissioner
Hon. Ronald A. Brisé, Commissioner
Hon. Eduardo E. Balbis, Commissioner
Hon. Julie Imanuel Brown, Commissioner
Timothy J. Devlin, Executive Director
S. Curtis Kiser, General Counsel
Charles Hill, Deputy Executive Director
Marshall Willis, Director – Division of Economic Regulation
Ann Cole, Commission Clerk

Office of Public Counsel

J. R. Kelly, Public Counsel